Exhibit 99.1
                                  NEWS RELEASE

FOR IMMEDIATE RELEASE	Investor Contact: Michael Russell, 419.627.2233
https://investors.sixflags.com	Media Contact: Gary Rhodes, 704.249.6119

SIX FLAGS ENTERTAINMENT CORPORATION REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
•Outstanding October performance underscores strong momentum heading into 2025
•Targeting at least $800 million of annual unlevered pre-tax free cash flow(1) by 2027
CHARLOTTE, N.C. (Nov. 6, 2024) -- Six Flags Entertainment Corporation (NYSE: FUN), the largest regional amusement park operator in North America, today announced financial results for the quarter ended Sept. 29, 2024, and new long-range strategic objectives.
On July 1, 2024, legacy Cedar Fair and legacy Six Flags closed the merger transactions (the “Merger”) to form the new Six Flags Entertainment Corporation (the “Combined Company”). Legacy Cedar Fair has been determined to be the accounting acquirer for financial statement purposes. Accordingly, the reported results presented in this earnings release reflect the financial results for the Combined Company from July 1, 2024, through Sept. 29, 2024. The reported results for the nine months ended Sept. 29, 2024, reflect combined operations for only July 1, 2024, through Sept. 29, 2024, and include only legacy Cedar Fair’s results (before giving effect to the Merger) for the first six months of 2024. Financial results and disclosures referring to periods prior to July 1, 2024, include legacy Cedar Fair's results before giving effect to the Merger, including the financial statements as of Sept. 24, 2023, and for the three and nine months ended Sept. 24, 2023.

Third Quarter 2024 Highlights
•    Total operating days were 2,585, of which 1,591 were contributed by the legacy Six Flags operations added in the Merger.
•    Net revenues totaled $1.35 billion, $558 million of which relates to the legacy Six Flags operations added in the Merger.
•    Net income attributable to the Combined Company totaled $111 million, $3 million of which relates to the legacy Six Flags operations added in the Merger.
•    Adjusted EBITDA(2) totaled $558 million, $206 million of which relates to the legacy Six Flags operations added in the Merger.
•    Attendance totaled 21.0 million guests, 9.2 million of whom attended legacy Six Flags parks added in the Merger.
•    In-park per capita spending(3) was $61.27.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

•    Out-of-park revenues(3) totaled $102 million, $21 million of which relates to legacy Six Flags operations added in the Merger.

CEO Commentary
“We delivered solid results in our first quarter as a combined company and are encouraged by the continued momentum we see in the business,” said Six Flags President and CEO Richard A. Zimmerman. “While extreme weather and other operating disruptions at critical points during the third quarter impacted our financial results, consumer demand for our parks remained strong during normalized operating conditions. The strength of our business and considerable demand for our parks was particularly evident over the past five weeks, when attendance was up more than one million visits compared to combined legacy Cedar Fair and legacy Six Flags attendance over the same period last year. Our Halloween and other special events continue to produce some of our biggest days of the year, demonstrating the differentiated and compelling family entertainment that our parks offer.
“Since completing the Merger, we have been finding ways to operate more efficiently and reducing unnecessary costs while still delivering a high level of guest service,” continued Zimmerman. “By the end of 2024, we expect to have delivered $50 million of run-rate cost synergies, and we are already taking steps to achieve the remaining $70 million of anticipated cost savings by the end of calendar year 2025. While we intend to invest back into our parks to enhance the guest experience and drive attendance growth, we are focused on funding those efforts with additional cost savings across the portfolio, allowing us to retain 100% of the realized synergies.”
Zimmerman added, “Four months ago we launched Project Accelerate, a transformational initiative to harmonize our operations and unlock the full potential of the new Six Flags. We have only scratched the surface of what we can accomplish, and we are moving with a sense of urgency to optimize performance and execute our new long-term initiatives. I’m highly confident that focusing on our core strategic objectives will deliver superior and sustainable value creation over the next several years, enabling us to reach our new target of at least $800 million of annual unlevered pre-tax free cash flow by 2027.”

Third Quarter 2024 Results
Operating days in the third quarter of 2024 totaled 2,585 days compared with 1,091 operating days for the third quarter last year. Of the 1,494 operating-day increase, 1,591 of the additional operating days resulted from the Merger and reflected operating days during the third quarter of 2024 at the legacy Six Flags parks. That increase was offset in part by 71 fewer operating days at the legacy Cedar Fair parks in the third quarter of 2024 compared to the third quarter of 2023 due to a fiscal calendar shift. The balance of the remaining decrease in operating days was the result of planned reductions in operating calendars, as well as extreme weather and related operating disruptions.
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

Net revenues for the third quarter ended Sept. 29, 2024, increased $506 million to $1.35 billion, compared to net revenues of $842 million for the third quarter ended Sept. 24, 2023. The increase in net revenues reflects $558 million in net revenues contributed by the legacy Six Flags operations in the three months ended Sept. 29, 2024, offset by $52 million in lower net revenues at legacy Cedar Fair operations during the third quarter of 2024 compared to the prior year period.
The $506 million increase in net revenues reflects the impact of an 8.5 million-visit increase in attendance and a $16 million increase in out-of-park revenues, partially offset by the impact of a $1.43, or 2%, decrease in in-park per capita spending. The 8.5 million-visit increase in attendance included a 9.2 million-visit increase resulting from attendance at the legacy Six Flags parks following the Merger, offset in part by 460,000 fewer visits at the legacy Cedar Fair parks as a result of the fiscal calendar shift in the third quarter of 2024. The remaining 200,000-visit decrease in attendance at the legacy Cedar Fair parks was due to extreme weather and related operating disruptions during the quarter at multiple parks, including the impact of Hurricane Beryl in July, Hurricane Debby in August, and Hurricane Helene in September.
Of the $1.43 decrease in in-park per capita spending, $0.77 was related to the impact of in-park per capita spending at the legacy Six Flags parks, with the remaining decrease attributable to a planned decrease in average season pass pricing and a higher mix of season pass visitation at the legacy Cedar Fair parks. These per capita headwinds at the legacy Cedar Fair parks were partially offset by improved in-park guest spending on food and beverage and extra-charge products, including Fast Lane, at the legacy Cedar Fair parks. The $16 million increase in out-of-park revenues included $21 million contributed by legacy Six Flags operations, offset by a $5 million decline in third quarter out-of-park revenues from legacy Cedar Fair operations due to the fiscal calendar shift.
Operating costs and expenses in the third quarter of 2024 totaled $894 million, an increase of $427 million compared to the third quarter of 2023. The increase in operating costs and expenses reflects increases in operating expenses (up $242 million), SG&A expenses (up $145 million), and cost of goods sold (up $40 million), which were primarily the result of operations added in the Merger. The increase in operating expenses included $245 million of operating expenses related to legacy Six Flags operations and an $18 million increase in legacy Cedar Fair self-insurance reserves following a change in estimate, offset by a $10 million decrease in operating expenses due to the fiscal calendar shift at legacy Cedar Fair. Excluding these factors, third-quarter operating expenses at legacy Cedar Fair decreased $11 million, the result of planned reductions in seasonal and full-time labor costs, entertainment costs, and other operating supplies. The increase in SG&A expenses included $81 million of expenses related to legacy Six Flags operations, $55 million of increased merger and integration-related costs, and $6 million of higher full-time wages primarily due to bonuses at legacy Cedar Fair. The increase in cost of goods sold included $42 million of cost of goods sold related to legacy Six Flags operations. Cost of goods sold as a percentage of food, merchandise and games revenue increased 0.3%, of which 0.1% related to cost of goods
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

sold at the legacy Six Flags parks, and the remainder of which was driven by an increase in food and beverage costs at the legacy Cedar Fair parks.
Depreciation and amortization expense in the third quarter of 2024 totaled $145 million, an increase of $79 million compared with the three months ended Sept. 24, 2023. The increase included $95 million of depreciation expense that was attributable to legacy Six Flags, partially offset by the impact of a change in interim depreciation methodology for legacy Cedar Fair. During the third quarter of 2024, the Combined Company also recognized a $5 million loss on retirement of fixed assets and a $42 million non-cash charge related to the impairment of goodwill at the Schlitterbahn parks.
After the items above, operating income for the three months ended Sept. 29, 2024, totaled $263 million, $91 million of which related to legacy Six Flags operations. This compares with $307 million of operating income for the three months ended Sept. 24, 2023.
Net interest expense for the quarter totaled $82 million, an increase of $46 million compared to the prior-year third quarter. The increase reflected $39 million of interest incurred on debt acquired in the Merger, incremental revolver borrowings in the third quarter, and the impact of the full redemption of the 2025 senior notes with a new $1.0 billion senior secured term loan facility. The refinancing events during the third quarter also resulted in a loss on early debt extinguishment of $2 million, representing consent payments on the 2025 senior notes.
During the three months ended Sept. 29, 2024, the Combined Company recorded a provision for taxes of $43 million, compared to a provision of $51 million for the third quarter of 2023. The decrease in provision was primarily attributable to lower pre-tax book income relative to the comparable period and certain discrete tax effects associated with the Merger, partially offset by non-deductible executive compensation and state and local income taxes.
After the items above and income attributable to non-controlling interests, net income attributable to the Combined Company for the quarter totaled $111 million, or $1.10 per diluted common share, $3 million of which related to legacy Six Flags operations. This compares with net income attributable to the Combined Company of $215 million, or $4.21 per diluted limited partner unit, for the three months ended Sept. 24, 2023.
Adjusted EBITDA, which management believes is a meaningful measure of park-level operating results, increased $170 million to $558 million. The increase included $206 million of Adjusted EBITDA from legacy Six Flags operations, offset by a $21 million decrease due to the fiscal calendar shift at legacy Cedar Fair and a $15 million decrease due to the impacts of extreme weather and related operating disruptions during the quarter at the legacy Cedar Fair parks. See the attached table for a reconciliation of net income to Adjusted EBITDA.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

Balance Sheet and Liquidity Highlights
Deferred revenues on Sept. 29, 2024, totaled $359 million, compared with $208 million of deferred revenues on Sept. 24, 2023. The $151 million increase reflects $144 million of deferred revenues at the legacy Six Flags parks as of Sept. 29, 2024. The remaining increase in deferred revenues reflects strong sales of advance purchase products at the legacy Cedar Fair parks, including sales of season passes and related products, as well as bookings of group outings. Through the end of the third quarter of 2024, deferred revenues at the legacy Cedar Fair parks were up $7 million, or 3%.
Liquidity as of Sept. 29, 2024, totaled $743 million, including cash on hand and available borrowings under the Combined Company’s revolving credit facility.
Net debt(4) on Sept. 29, 2024, calculated as total debt of $4.78 billion (before debt issuance costs and acquisition fair value layers) less cash and cash equivalents of $90 million, totaled $4.72 billion.

October Update
Based on preliminary operating results, attendance for the Combined Company over the five-week period ended Nov. 3, 2024, totaled 6.5 million visits, a 20% increase compared with combined attendance for legacy Cedar Fair and legacy Six Flags over the same five-week period last year. The strong demand in October also helped produce an increase in sales of 2025 season passes. Over the past five weeks, sales of season passes and memberships across the combined company were up 60,000 units, or 8%, compared to combined legacy Cedar Fair and legacy Six Flags sales over the same period last year, bringing year-to-date unit sales up 2% over this same time last year.
Based on the strength of October performance, management now believes the Combined Company is on pace to achieve fourth quarter Adjusted EBITDA of $205-215 million(2), with actual results dependent on operating conditions and macro factors such as weather.

Long-Range Plan – Project Accelerate
Six Flags today also announced the core objectives of its new long-range plan designed to deliver on the full growth potential of the Combined Company. In many cases, the new objectives represent the natural extension and evolution of strategic initiatives that contributed to the success of legacy Cedar Fair.
•    Enhance the guest experience to deliver a stronger price-value proposition and drive demand.
•    Identify incremental operating efficiencies that generate cost synergies and help drive margin expansion.
•    Maintain a disciplined approach to the prioritization and activation of capital investments to realize the full market potential of each park, while maximizing free cash flow efficiency.
•    Integrate technology stacks with a focus on harmonizing systems, eliminating redundancies, and enhancing the guest-facing digital experience.
•    Review the park portfolio over time, to optimize the asset base, narrow management’s focus, and help reduce net leverage.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

Six Flags also noted that as part of Project Accelerate, it has established a new annual unlevered pre-tax free cash flow target of at least $800 million by 2027. Management believes the sustained level of free cash flow growth necessary to achieve this target can be achieved by increasing annual attendance to more than 55 million guests and expanding full-year Modified EBITDA margins(2) to more than 35%, all of which would support the Combined Company’s goal of reducing Net Total Leverage(5) to less than 3.5x Adjusted EBITDA by the end of 2027. Doing so will help position Six Flags to drive sustained, profitable growth and considerable value for its shareholders.
The company has posted additional information regarding its long-range strategic plan and objectives on its investor relations website at https://investors.sixflags.com under the tabs Investor Information and Events & Presentations.

Footnotes:
(1) Unlevered pre-tax free cash flow is defined as Adjusted EBITDA less capital expenditures. Unlevered pre-tax free cash flow is not computed in accordance with generally accepted accounting principles (GAAP) and may not be comparable to similarly titled measures of other companies. Management believes unlevered pre-tax free cash flow is a meaningful measure because it is used by analysts and investors in the industry to evaluate operating performance on a consistent basis, as well as more easily compare the Combined Company’s results with those of other companies in the industry. Management also uses unlevered pre-tax free cash flows for incentive compensation plans. The Combined Company is not reconciling unlevered pre-tax free cash flow targets or guidance in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Combined Company is unable, without unreasonable effort, to forecast certain individual items required to reconcile Adjusted EBITDA (a material component of unlevered pre-tax free cash flow) with the most directly comparable GAAP financial measure (net income). These items include foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Combined Company’s credit agreement, which are difficult to predict in advance in order to include in a GAAP estimate.
(2) Adjusted EBITDA, Modified EBITDA and Modified EBITDA margin are not measurements computed in accordance with GAAP. Management believes Adjusted EBITDA and Modified EBITDA are meaningful measures of park-level operating profitability and uses them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. For additional information regarding Adjusted EBITDA, Modified EBITDA and Modified EBITDA margin, including how the Company defines and uses these measures, see the attached reconciliation table and related footnotes. The Combined Company is not reconciling Adjusted EBITDA and Modified EBITDA margin targets or guidance to net income and net income margin in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Combined Company is unable, without unreasonable effort, to forecast certain individual items required to reconcile Adjusted EBITDA and Modified EBITDA margin targets or guidance with the most directly comparable GAAP financial measure (net income and net income margin). These items include foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Combined Company’s credit agreement, which are difficult to predict in advance in order to include in a GAAP estimate.
(3) In-park per capita spending and out-of-park revenues are non-GAAP financial measures. See the attached reconciliation table and related footnote for the calculations of in-park per capita spending and out-of-park revenues. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior.
(4) Net debt is a non-GAAP financial measure. See the attached reconciliation table and related footnote for the calculation of net debt. Net debt is a meaningful measure used by the Company and investors to monitor leverage, and management believes it is meaningful for this purpose.
(5) Net Total Leverage is a non-GAAP financial measure calculated as Consolidated Debt (as defined in the Combined Company’s credit agreement) less cash and cash equivalents divided by Adjusted EBITDA. Net Total Leverage is not computed in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Net
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

Total Leverage is defined in the Combined Company’s credit agreement and is used to determine the amount of restricted payments allowable under the credit agreement. Management believes Net Total Leverage is a meaningful measure because of its importance in the credit agreement, its use by analysts and investors in the industry to evaluate financial condition on a consistent basis, and that it more easily compares the Combined Company’s results with those of other companies in the industry. The Combined Company is not reconciling Net Total Leverage targets or guidance to in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Combined Company is unable, without unreasonable effort, to forecast certain individual items required to reconcile Adjusted EBITDA (a material component of Net Total Leverage) with the most directly comparable GAAP financial measure (net income). These items include foreign currency (gain) loss, as well as other non-cash and unusual items and other adjustments as defined under the Combined Company’s credit agreement, which are difficult to predict in advance in order to include in a GAAP estimate. For purposes of this calculation, Net Total Leverage assumes the buyout of the Six Flags Over Georgia, including Six Flags White Water Atlanta, and Six Flags Over Texas partnership parks at the end of 2026 and 2027, respectively.

Conference Call
As previously announced, Six Flags Entertainment Corporation will host a conference call with analysts starting at 10 a.m. ET today, Nov. 6, 2024, to discuss its recent financial results. Participants on the call will include Six Flags President and CEO Richard Zimmerman and Executive Vice President and CFO Brian Witherow.
Investors and all other interested parties can access a live, listen-only audio webcast of the call on the Six Flags Investors website at https://investors.sixflags.com under the tabs Investor Information / Events & Presentations. Those unable to listen to the live webcast can access a recorded version of the call on the Six Flags Investors website at https://investors.sixflags.com under Investor Information / Events and Presentations, shortly after the live call’s conclusion.
A digital recording of the conference call will be available for replay by phone starting at approximately 1 p.m. ET on Wednesday, Nov. 6, 2024, until 11:59 p.m. ET, Wednesday, Nov. 13, 2024. To access the phone replay, in North America please dial (800) 770-2030; from international locations please dial +1 (609) 800-9909, followed by Conference ID 3720518.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation (NYSE: FUN) is North America’s largest regional amusement-resort operator with 27 amusement parks, 15 water parks and nine resort properties across 17 states in the U.S., Canada and Mexico. Focused on its purpose of making people happy, Six Flags provides fun, immersive and memorable experiences to millions of guests every year with world-class coasters, themed rides, thrilling water parks, resorts and a portfolio of beloved intellectual property such as Looney Tunes®, DC Comics® and PEANUTS®.

Forward-Looking Statements
Some of the statements contained in this report (including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section) that are not historical in nature are forward-looking statements within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended,
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

and Section 21E of the Securities Exchange Act of 1934, as amended, including statements as to our expectations, beliefs, goals and strategies regarding the future. Words such as “anticipate,” “believe,” “create,” “expect,” “future,” “guidance,” “intend,” “plan,” “potential,” “seek,” “synergies,” “target,” “will,” “would,” similar expressions, and variations or negatives of these words identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. These forward-looking statements may involve current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions that are difficult to predict, may be beyond our control and could cause actual results to differ materially from those described in such statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct, that our growth and operational strategies will achieve the target results. Important risks and uncertainties that may cause such a difference and could adversely affect attendance at our parks, our future financial performance, and/or our growth strategies, and could cause actual results to differ materially from our expectations or otherwise to fluctuate or decrease, include, but are not limited to: general economic, political and market conditions; the impacts of pandemics or other public health crises, including the effects of government responses on people and economies; adverse weather conditions; competition for consumer leisure time and spending; unanticipated construction delays; changes in our capital investment plans and projects; anticipated tax treatment, unforeseen liabilities, future capital expenditures, revenues, expenses, earnings, synergies, economic performance, indebtedness, financial condition, losses, future prospects, business and management strategies for the management, expansion and growth of the Combined Company’s operations; failure to realize the anticipated benefits of the merger, including difficulty in integrating the businesses of legacy Six Flags and legacy Cedar Fair; failure to realize the expected amount and timing of cost savings and operating synergies related to the merger; legislative, regulatory and economic developments and changes in laws, regulations, and policies affecting the Combined Company; acts of terrorism or outbreak of war, hostilities, civil unrest, and other political or security disturbances; and other risks and uncertainties we discuss under the heading “Risk Factors” within Part II, Item 1A of the Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, in legacy Cedar Fair’s Annual Report on Form 10-K, in legacy Six Flags’ Annual Report on Form 10-K and in the other filings we make from time to time with the SEC. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this document and are based on information currently and reasonably known to us. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after publication of this document.
This news release and prior releases are available under the News tab at https://investors.sixflags.com
- more -
(financial tables follow)
Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands)

	Three months ended		Nine months ended
	September 29, 2024	September 24, 2023	September 29, 2024	September 24, 2023
Net revenues:
Admissions	$716,684	$430,952	$1,043,375	$725,367
Food, merchandise and games	436,781	281,546	685,663	493,274
Accommodations, extra-charge products and other	194,920	129,511	292,578	208,904
	1,348,385	842,009	2,021,616	1,427,545
Costs and expenses:
Cost of food, merchandise, and games revenues	109,890	70,072	174,759	129,085
Operating expenses	575,032	332,559	999,159	739,216
Selling, general and administrative	209,260	64,799	322,518	141,405
Depreciation and amortization	144,560	65,936	211,887	127,711
Loss on retirement of fixed assets, net	4,671	2,018	11,406	12,779
Loss on impairment of goodwill	42,462	—	42,462	—
	1,085,875	535,384	1,762,191	1,150,196
Operating income	262,510	306,625	259,425	277,349
Interest expense, net	81,742	35,296	155,903	104,099
Loss on early debt extinguishment	2,063	—	7,974	—
Other (income) expense, net	(101)	5,162	6,862	(1,508)
Income before taxes	178,806	266,167	88,686	174,758
Provision for taxes	43,341	50,673	31,135	40,246
Net income	135,465	215,494	57,551	134,512
Net income attributable to non-controlling interests	24,499	—	24,499	—
Net income attributable to Six Flags Entertainment Corporation	$110,966	$215,494	$33,052	$134,512
Net income margin(1)	10.0%	25.6%	2.8%	9.4%
(1)    Net income margin is calculated as net income divided by net revenues.

SIX FLAGS ENTERTAINMENT CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET DATA
(In thousands)

	September 29, 2024	September 24, 2023
Cash and cash equivalents	$89,705	$134,394
Total assets	$9,369,226	$2,318,603
Long-term debt, including current maturities:
Revolving credit loans	$139,080	$—
Term debt	986,622	—
Notes	3,658,805	2,272,961
	$4,784,507	$2,272,961
Equity (deficit)	$2,341,578	$(565,769)

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

SIX FLAGS ENTERTAINMENT CORPORATION
RECONCILIATION OF MODIFIED EBITDA, ADJUSTED EBITDA AND MODIFIED EBITDA MARGIN
(In thousands)

	Three months ended		Nine months ended
	September 29, 2024	September 24, 2023	September 29, 2024	September 24, 2023
Net income	$135,465	$215,494	$57,551	$134,512
Interest expense, net	81,742	35,296	155,903	104,099
Provision for taxes	43,341	50,673	31,135	40,246
Depreciation and amortization	144,560	65,936	211,887	127,711
EBITDA	405,108	367,399	456,476	406,568
Loss on early debt extinguishment	2,063	—	7,974	—
Non-cash foreign currency (gain) loss	(1,122)	5,460	5,880	(1,674)
Non-cash equity compensation expense	39,131	8,221	53,550	15,841
Loss on retirement of fixed assets, net	4,671	2,018	11,406	12,779
Loss on impairment of goodwill	42,462	—	42,462	—
Costs related to the Mergers (1)	73,335	5,012	94,610	5,012
Self-insurance adjustment (2)	14,865	—	14,865	—
Other (3)	2,019	385	3,593	284
Modified EBITDA (4)	582,532	388,495	690,816	438,810
Modified EBITDA attributable to non-controlling interests	24,499	—	24,499	—
Adjusted EBITDA (4)	$558,033	$388,495	$666,317	$438,810

Modified EBITDA margin (5)	43.2%	46.1%	34.2%	30.7%

(1)    Consists of third-party legal and consulting transaction costs, as well as integration costs related to the Mergers. Integration costs include third-party consulting costs, travel costs and contract termination costs. These costs are added back to net income to calculate Modified EBITDA and Adjusted EBITDA as defined in the Combined Company's credit agreement.

(2)    During the third quarter of 2024, an actuarial analysis of legacy Cedar Fair's self-insurance reserves resulted in a change in estimate that increased the incurred but not reported ("IBNR") reserves related to these self-insurance reserves by $14.9 million. The increase was driven by an observed pattern of increasing litigation and settlement costs.

(3)    Consists of certain costs as defined in the Combined Company's credit agreement. These costs are added back to net income to calculate Modified EBITDA and Adjusted EBITDA and have included certain legal expenses, severance and related benefits and contract termination costs. This balance also includes unrealized gains and losses on short-term investments.

(4)    Modified EBITDA represents earnings before interest, taxes, depreciation, amortization, other non-cash items, and adjustments as defined in the Combined Company's credit agreement. Adjusted EBITDA represents Modified EBITDA minus net income attributable to non-controlling interests. Management included both measures to disclose the effect of non-controlling interests. Prior to the Merger, legacy Cedar Fair did not have net income attributable to non-controlling interests. Management believes Modified EBITDA and Adjusted EBITDA are meaningful measures of park-level operating profitability and use them for measuring returns on capital investments, evaluating potential acquisitions, determining awards under incentive compensation plans, and calculating compliance with certain loan covenants. Adjusted EBITDA is widely used by analysts, investors and comparable companies in the industry to evaluate operating performance on a consistent basis, as well as more easily compare results with those of other companies in the industry. Modified EBITDA and Adjusted EBITDA are provided as a supplemental measure of the Combined Company's operating results and are not intended to be a substitute for operating income, net income or cash flows from operating activities as defined under generally accepted accounting principles. In addition, Modified EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(5)    Modified EBITDA margin (Modified EBITDA divided by net revenues) is not a measurement computed in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Modified EBITDA margin is provided because the measure provides a meaningful metric of operating profitability. Modified EBITDA margin has been disclosed as opposed to Adjusted EBITDA margin because management believes Modified EBITDA margin more accurately reflects the park-level operations of the Combined Company as it does not give effect to distributions to non-controlling interests.

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700

SIX FLAGS REPORTS 2024 THIRD QUARTER RESULTS; ANNOUNCES NEW LONG-RANGE STRATEGIC OBJECTIVES
Nov. 6, 2024

SIX FLAGS ENTERTAINMENT CORPORATION
CALCULATION OF NET DEBT
(In thousands)

September 29, 2024
Long-term debt, including current maturities	$4,784,507
Plus: Debt issuance costs and original issue discount	44,494
Less: Acquisition fair value layers	(23,001)
Less: Cash and cash equivalents	(89,705)
Net Debt (1)	$4,716,295
(1)    Net Debt is a non-GAAP financial measure used by investors to monitor leverage. The measure may not be comparable to similarly titled measures of other companies.

SIX FLAGS ENTERTAINMENT CORPORATION
KEY OPERATIONAL MEASURES
(In thousands, except per capita and operating day amounts)

	Three months ended		Nine months ended
	September 29, 2024	September 24, 2023	September 29, 2024	September 24, 2023
Attendance	20,971	12,433	30,955	20,889
In-park per capita spending (1)	$61.27	$62.70	$61.21	$62.94
Out-of-park revenues (1)	$102,265	$85,995	$184,623	$155,366
Operating days	2,585	1,091	3,491	1,988

(1)    In-park per capita spending is calculated as revenues generated within the Combined Company's amusement parks and separately gated outdoor water parks along with related parking revenues and online transaction fees charged to customers (in-park revenues), divided by total attendance. Out-of-park revenues are defined as revenues from resorts, out-of-park food and retail locations, sponsorships, international agreements and all other out-of-park operations. In-park revenues, in-park per capita spending and out-of-park revenues are non-GAAP measures. These metrics are used by management as major factors in significant operational decisions as they are primary drivers of financial and operational performance, measuring demand, pricing, and consumer behavior. A reconciliation of in-park revenues and out-of-park revenues to net revenues for the periods presented in the table below. Certain prior period amounts totaling $13.0 million for the three months ended September 24, 2023 and $25.4 million for the nine months ended September 24, 2023 were reclassified from out-of-park revenues to in-park revenues following completion of the Merger. The Combined Company made certain reclassification adjustments to prior period amounts where it adopted the legacy Six Flags classification.

	Three months ended		Nine months ended
(In thousands)	September 29, 2024	September 24, 2023	September 29, 2024	September 24, 2023
In-park revenues	$1,284,875	$779,532	$1,894,766	$1,314,723
Out-of-park revenues	102,265	85,995	184,623	155,366
Concessionaire remittance	(38,755)	(23,518)	(57,773)	(42,544)
Net revenues	$1,348,385	$842,009	$2,021,616	$1,427,545

Six Flags Entertainment Corporation - 8701 Red Oak Boulevard, Charlotte, NC 28217 - Phone: 704.414.4700